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As filed with the Securities and Exchange Commission on August 7, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATURAL MICROSYSTEMS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorpoion or organization)	No. 04-2814586 (I.R.S. Employer Identification No.)

100 Crossing Boulevard
Framingham, Massachusetts 01702
(508) 620-9300
(Address and telephone number of Registrant's principal executive offices)

Robert E. Hult
Senior Vice President of Finance and Operations
Natural MicroSystems Corporation
100 Crossing Boulevard
Framingham, Massachusetts 01702
(508) 620-9300

(Name, address and telephone number of agent for service)

Copies to:

Dianne Callan, Esq. Natural MicroSystems Corporation 100 Crossing Boulevard Framingham, MA 01702 (508) 620-9300	Richard N. Hoehn, Esq. Choate, Hall & Stewart Exchange Place, 53 State Street Boston, MA 02109 (617) 248-5000

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / ___

   If this Form is a post-effective amendment filed pursuant to a Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   If any class of securities is to be concurrently registered on this Form pursuant to Section 12(b) of the Securities Exchange Act of 1934 pursuant to General Instruction V, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.01 par value(3)	1,317,650 shares	$101.00	$133,082,650.00	$35,133.82

(1)
Plus 1,317,650 additional shares upon the effectiveness of a two-for-one stock split of the Common Stock at the close of business on August 7, 2000.
(2)
Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on August 3, 2000 as reported on the Nasdaq National Market.

(3)
One preferred share purchase right will attach to and trade with each share of common stock sold in the offering. These rights are also covered by this registration statement and the value attributed to them, if any, is reflected in the market price of the common stock.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

    2,635,300 Shares

NATURAL MICROSYSTEMS CORPORATION

Common Stock

    This prospectus is part of a registration statement that covers 2,635,300 shares of our common stock (after giving effect to a two-for-one stock split at the close of business on August 7, 2000). These shares may be offered and sold from time to time by our stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares. We will bear the costs relating to the registration of the shares, which we estimate to be $51,653.82.

    Our common stock is traded on the Nasdaq National Market under the symbol NMSS. On August 4, 2000, the reported last sale price of our common stock on the Nasdaq National Market was $56.9375 per share (after giving effect to a two-for-one stock split at the close of business on August 7, 2000).

    Investing in our common stock involves risks. See "Risks Factors" on page 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August [  ], 2000.

TABLE OF CONTENTS

COMMON STOCK	2
THE COMPANY	2
USE OF PROCEEDS	3
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION	3
LEGAL MATTERS	6
WHERE YOU CAN FIND MORE INFORMATION	6
RISK FACTORS	7

    You should rely on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

    The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

    You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

THE COMPANY

    We were incorporated in Delaware in 1983. Our common stock has been publicly traded since our initial public offering in 1994. Our principal executive offices are located at 100 Crossing Boulevard, Framingham, Massachusetts 01702, and our main telephone number is (508) 620-9300. We also have sales, service and engineering facilities in the United States and in other countries. Our corporate website is www.nmss.com. Information contained on our website does not constitute a part of this prospectus. References in this prospectus to "Natural MicroSystems," "we," "our" and "us" refer to Natural MicroSystems Corporation and its subsidiaries. Natural MicroSystems is one of our trademarks.

USE OF PROCEEDS

    All net proceeds from the sale of the shares covered by this prospectus will go to the stockholders offering and selling their shares. We will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

    On July 7, 2000, we acquired Inno Media Logic (I.M.L.) Inc., and the stockholders of I.M.L. exchanged all of their shares of common stock for approximately $69.1 million in cash and shares of our common stock or shares in a wholly owned subsidiary which are exchangeable for shares of our common stock. We issued or reserved for issuance upon exchange of the exchangeable shares an aggregate of 2,635,300 shares of our common stock (after giving effect to a two-for-one stock split at the close of business on August 7, 2000). We also assumed the obligation to issue stock under several stock options for the purchase of common stock of I.M.L. Those options became exercisable for our common stock using the same exchange ratio applied to I.M.L.'s common stock. The shares held by the selling stockholders, including shares underlying the exchangeable shares and outstanding options held by several of the selling stockholders, constitute approximately 7.3 percent of our outstanding stock. Some of the shares registered for sale under this prospectus are issuable upon the exchange of the exchangeable shares. None of the shares underlying the stock options are being registered for sale under this prospectus. They will be registered for sale under a separate registration statement on Form S-8.

    We are registering the shares covered by this prospectus for the selling stockholders. As used in this prospectus, the term "selling stockholders" includes the transferees, donees, pledgees and other assigns who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

    The selling stockholders may sell the shares on the Nasdaq National Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell any or all of their shares through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

    When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

  •
  enter into transactions involving short sales of the shares by broker-dealers;

  •
  enter into transactions to sell shares short themselves and redeliver such shares to close out their short positions;

  •
  enter into option or other types of transactions that require the selling stockholders to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

  •
  loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

    The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under this Act. If a selling stockholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

    In addition to selling their shares under this prospectus, the selling stockholders may:

  •
  agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

  •
  transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or

  •
  sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

    With respect to each stockholder selling shares of our common stock with this prospectus, the table below shows, to our knowledge, the following information: (1) the nature of such stockholder's material relationship with us or our affiliates within the past three years; (2) the number of shares owned as of July 10, 2000; and (3) the number of shares offered pursuant to this prospectus. Unless otherwise noted, assuming the sale of all of the shares offered with this prospectus, no stockholder listed below will beneficially own any of our outstanding common stock after completion of the offering. Unless otherwise noted, none of the stockholders listed below holds options to purchase any shares of our common stock that are exercisable within the 60-day period following July 10, 2000. All of the numbers in the table below have been adjusted to give effect to our two-for-one stock split at the close of business on August 7, 2000.

Selling Stockholders

Name and Relationship with Natural MicroSystems, if material	Common Stock	Exchangeable Shares	Total	Shares Offered
29815551 Canada Inc.	0	76,266	76,266	76,266
3049281 Canada Inc.	0	76,266	76,266	76,266
Suzanne Arnoldus*	1,040	0	1,040	1,040
Marc Beachamp	16,862	1,872	18,734	18,734
Georges Bisson*	2,086	462	2,548	2,548
Stéphane Blanchet	1,166	128	1,294	1,294
Carl Boulanger*	1,436	0	1,436	1,436
Patricia Bourret*	678	0	678	678
Pierre Boutet*	5,454	606	6,060	6,060
Michel Brulé	0	541,536	541,536	541,536
Kenneth J. Burkhardt	25,332	0	25,332	25,332
Gaetan Campeau*	4,988	554	5,542	5,542
Sandra Cardin	0	5,156	5,156	5,156
François Chouinard*	1,130	0	1,130	1,130
Monica Clementson*(1)	128	32	1,062	160
Marie-Andrée Clermont*	902	0	902	902
Marie Cloutier*	0	846	846	846
Gilles Cossette*	12,902	1,600	14,502	14,502
Danny Côté*(2)	386	0	1,702	386
Stéphane Dagenais*	0	35,586	35,586	35,586
Dialogic Corporation	337,746	0	337,746	337,746
Martin Duceppe*	502	166	668	668
Kingston Duffie	60,506	0	60,506	60,506
Jacques Foisy	7,508	834	8,342	8,342
Martin Forest*	0	998	998	998
Jean Forget*	2,412	21,720	24,132	24,132
Fabio Gambacorta*	2,918	0	2,918	2,918
Patrick Hamel*	452	112	564	564
Chi-Thranh Hoang*	3,712	412	4,124	4,124
Investissements Novacap Inc.	449,846	112,460	562,306	562,306
Elie Khayat	1,134	282	1,416	1,416
Jean-Sébastien Kovacs*	564	140	704	704
Yvan Landry*	3,898	0	3,898	3,898
Michel Lapointe	0	135,384	135,384	135,384
Michel Laurence*	0	541,536	541,536	541,536
Jean-Marc Legrand*	4,032	0	4,032	4,032
François Legris*	1,488	270	1,758	1,758
Patrick Lemire*	1,252	312	1,564	1,564

JeanMartin Lizotte*	1,158	0	1,158	1,158
Gordon Macfie	1,124	124	1,248	1,248
François Morel*	19,788	4,946	24,734	24,734
Annie Morin*	1,206	300	1,506	1,506
Erin Morin*	350	0	350	350
Luc Morissette*	3,454	574	4,028	4,028
Mario Pelletier*(3)	200	35,822	36,022	35,822
Claude Ratthe*	928	102	1,030	1,030
Francois Robillard*	902	0	902	902
Tariku Tewabe*	926	230	1,156	1,156
Stéphane Tremblay	0	22,880	22,880	22,880
Paul Trudel*	0	32,490	32,490	32,490

TOTAL:	982,496	1,653,004	2,637,718	2,635,500

*
Currently an employee of Natural MicroSystems.

(1)
Ms. Clementson's total includes an option to purchase 902 shares of our common stock.

(2)
Mr. Côté's total includes an option to purchase 1,316 shares of our common stock.

(3)
Mr. Pelletier will own 200 shares of our common stock after completion of the offering.

LEGAL MATTERS

    For purposes of this offering, Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, is giving its opinion on the validity of the common shares.

WHERE YOU CAN FIND MORE INFORMATION

    Government Filings.  We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents that we file at the SEC's public reference facilities at 4509 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.

    Stock Market.  Our common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    Information Incorporated by Reference.  The SEC allows us to "incorporate by reference" the information we file with them in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

    We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

  •
  our Registration Statement on Form S-3 effective March 3, 2000;

  •
  our Registration Statement on Form S-3 effective April 14, 2000;

  •
  our Current Report on Form 8-K filed January 13, 2000;

  •
  our Current Report on Form 8-K filed July 20, 2000;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A effective February 17, 1994; and

  •
  the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A filed January 19, 1999, as amended by a filing on June 15, 1999.

    You may request a copy of these filings at no cost by writing or telephoning Natural MicroSystems Corporation, 100 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Investor Relations, Telephone: (508) 620-9300.

RISK FACTORS

    If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the risk factors contained in our SEC filings and the other information to which we have referred you.

    All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,635,300 Shares

NATURAL
MICROSYSTEMS
CORPORATION

Common Stock

PROSPECTUS

August [  ], 2000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The expenses relating to the registration of shares will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$35,133.82
Legal Fees and Expenses	10,500.00
Accountants' Fees and Expenses	6,000.00
Total	$51,653.82

Item 15. Indemnification of Directors and Officers

    Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Article Tenth of the Company's Fourth Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth further provides that a director's personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

    Article Eleventh of the Company's Fourth Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys' fees), liabilities, judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services to the Company, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

Item 16. Exhibits

    The Exhibits to this registration statement are listed in the Index to Exhibits on page II-5.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes that:

      (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, The Commonwealth of Massachusetts on August 7, 2000.

NATURAL MICROSYSTEMS CORPORATION
By:	/s/ ROBERT E. HULT Robert E. Hult Senior Vice President of Finance and Operations, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert E. Hult, Dianne L. Callan, and Richard N. Hoehn, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of August 7, 2000 by the following persons in the capacities indicated.

Name	Capacity
/s/ ROBERT P. SCHECHTER Robert P. Schechter	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ ROBERT E. HULT Robert E. Hult	Senior Vice President of Finance and Operations, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ ALEX N. BRAVERMAN Alex N. Braverman	Vice President and Corporate Controller (Chief Accounting Officer)

Name	Capacity

/s/ WILLIAM FOSTER William Foster	Director
/s/ OFER GNEEZY Ofer Gneezy	Director
/s/ ZENAS W. HUTCHESON, III Zenas W. Hutcheson, III	Director
/s/ W. FRANK KING, PH.D. W. Frank King, Ph.D.	Director
/s/ PAMELA D.A. REEVE Pamela D.A. Reeve	Director
/s/ RONALD W. WHITE Ronald W. White	Director

INDEX TO EXHIBITS

Exhibit Number
5.1	Opinion of Choate, Hall & Stewart as to validity of shares being registered and Consent.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
24.1	Power of Attorney (included in page II-3).

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TABLE OF CONTENTS
THE COMPANY
USE OF PROCEEDS
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION
Selling Stockholders
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS